                         AUTHENTIC FITNESS CORPORATION
                             6040 BANDINI BOULEVARD
                           COMMERCE, CALIFORNIA 90040

                                                               November 17, 1999

Dear Stockholder:

     We are pleased to inform you that on November 15, 1999, Authentic Fitness Corporation (the 'Company') entered into an Agreement and Plan of Merger (the 'Merger Agreement') with The Warnaco Group, Inc. (the 'Parent') and A Acquisition Corp., a wholly owned subsidiary of the Parent (the 'Purchaser'), which provides for the acquisition of the Company by the Purchaser. As contemplated by the Merger Agreement, the Purchaser has commenced a tender offer (the 'Offer') to purchase all of the Company's outstanding shares of common stock, including the associated rights issued pursuant to the Company's Rights Agreement (the 'Shares').

     If you choose to tender your shares of common stock in the Offer, for each share tendered you will receive a total of $20.80 in cash. You should note that the Offer (and your ability to tender your shares) will expire at 12:00 midnight, New York City Time, on Wednesday, December 15, 1999, unless the Offer is extended. Following the successful completion of the Offer and subject to the terms of the Merger Agreement, Parent intends to cause the Purchaser to be merged into the Company (the 'Merger'), with the Company as the surviving corporation, and all Shares not purchased in the Offer, other than Shares owned by the Parent, the Purchaser, the Company (or their affiliates) or any of those stockholders who have perfected dissenters' rights pursuant to the terms of the Merger Agreement, will be converted into the right to receive $20.80 per Share in cash.

     THE COMPANY'S BOARD OF DIRECTORS (THE 'BOARD'), HAVING RECEIVED THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD CONSISTING SOLELY OF INDEPENDENT DIRECTORS (THE 'SPECIAL COMMITTEE'), HAS UNANIMOUSLY: (I) DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER AND (III) RECOMMENDED THAT YOU ACCEPT THE OFFER AND TENDER YOUR SHARES PURSUANT TO THE OFFER.

     In arriving at its recommendation, the Special Committee and the Board gave careful consideration to a number of factors which are described in the attached Solicitation/Recommendation Statement on Schedule 14D-9 and in the enclosed Offer to Purchase, including the opinion of the Special Committee's financial advisor, Chase Securities Inc., that the consideration to be received by stockholders in the Offer and the Merger is fair to such holders, other than Parent and its affiliates, from a financial point of view.

     The Offer is conditioned upon, among other things, there being tendered and not withdrawn prior to the expiration date of the Offer at least a majority of the Shares outstanding on the date of purchase. If this condition is satisfied, and as a result of the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates will own at least a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder.

     Additional information with respect to the Offer and the Merger is contained in the enclosed Offer to Purchase and the Schedule 14D-9. We urge you to carefully read and consider this information carefully in making your decision with respect to tendering your Shares pursuant to the Offer.

     The management and directors of Authentic Fitness Corporation thank you for the support you have given us. If you have any questions about the Offer, please feel free to call MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885.

                                Sincerely,

                                Stuart D. Buchalter
                                Chairman, Special Committee of the
                                Authentic Fitness Corporation Board of Directors